Exhibit 4.18

EXECUTION VERSION

CHINA TIME SHARE MEDIA CO. LTD

80 Secured Warrants with a face value of US$100,000 each

WARRANT AGENCY AGREEMENT

THIS AGREEMENT is made on 19 December 2007

BETWEEN

(1)	CHINA TIME SHARE MEDIA CO. LTD (the “Issuer”);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as warrant registrar (the “Warrant Registrar”);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as principal warrant agent (the “Principal Warrant Agent”);

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as warrant transfer agent (the “Warrant Transfer Agent”);

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as warrant agent (together with the Principal Warrant Agent, the Warrant Transfer Agent and the Warrant Registrar, the “Warrant Agents”); and

(6)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as warrant trustee (the “Warrant Trustee”).

WHEREAS

(A)	The Issuer has authorised the creation and issue of (i) 80 secured warrants with a face value of US$100,000 each (the “Warrants”) and (ii) the issue of US$20,000,000 in aggregate principal amount of 5.00 per cent. Secured Convertible Notes due 2010.

(B)	The Warrants will be constituted by, be subject to, and have the benefit of, a warrant trust deed dated 19 December 2007 (as amended or supplemented from time to time, the “Warrant Trust Deed”) and made between the Issuer, the Warrant Trustee and the Security Trustee.

(C)	The Warrants will be in registered form and in the denomination of US$100,000. The Warrants will be represented by a global warrant certificate (the “Global Warrant Certificate”), which will be exchangeable for individual warrant certificates (“Individual Warrant Certificates” and, together with the Global Warrant Certificate, “Warrant Certificates”) in the circumstances specified therein.

(D)	The Issuer, the Warrant Registrar, the Warrant Agents and the Warrant Trustee wish to record certain arrangements which they have made in relation to the Warrants.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“Clearing Systems” means Euroclear and Clearstream, Luxembourg;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Common Depositary” means The Hongkong and Shanghai Banking Corporation Limited;

“Conditions” means the Terms and Conditions of the Warrants (as scheduled to the Trust Deed and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Exercise Notice” means an exercise notice substantially in the form set out in Schedule 1 (Form of Exercise Notice) or such other form as may from time to time be agreed between the Issuer, the Warrant Registrar, the Principal Warrant Agent and the Warrant Trustee and distributed to each Warrant Agent;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Principal Warrant Agent”, “Warrant Registrar” and “Warrant Agents” include any successors thereto appointed from time to time in accordance with Clause 11 (Changes in Warrant Agents) and any of their respective Successors and “Warrant Agent” means any one of the Warrant Agents;

“Required Warrant Agent” means any Warrant Agent (which may be the Principal Warrant Agent) which is the sole remaining Warrant Agent with its Specified Office in any city where a stock exchange on which the Warrants are listed requires there to be a Warrant Agent;

“Specified Office” means, in relation to any Warrant Agent:

(a)	the office specified against its name in Schedule 2 (Specified Offices of the Warrant Agents); or

(b)	such other office as such Warrant Agent may specify in accordance with Clause 11.8 (Changes in Specified Offices);

“Subsidiary Guarantor” has the meaning specified in the Warrant Trust Deed;

“Successor” means, in relation to any person, an assignee or successor in title of such person who, under the law of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such person under this Agreement or to which under such laws the same have been transferred;

“Transaction Documents” means the Subscription Agreement, the Warrant Trust Deed, this Warrant Agency Agreement, the Note Trust Deed, the Note Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents;

“Trustee” includes all persons for the time appointed trustee or trustees under the Trust Deed and any Successors;

“US$” and “United States Dollars” denote the lawful currency for the time being of the United States of America; and

“Warrantholders” means the holders of the Warrants for the time being.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause or a sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Terms defined in the Conditions and the Warrant Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Conditions and the Warrant Trust Deed.

1.4	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE WARRANT AGENTS

2.1	Appointment

The Issuer appoints each Warrant Agent as its agent in relation to the Warrants for the purposes specified in this Agreement and in the Conditions.

2.2	Acceptance of appointment

Each Warrant Agent accepts its appointment as agent of the Issuer in relation to the Warrants and agrees to comply with the provisions of this Agreement and to comply with the obligations expressed to be undertaken by it in the Conditions.

3.	THE WARRANTS; AUTHENTICATION

3.1	The Global Warrant Certificate to be deposited with nominee for common depositary

The Global Warrant Certificate shall be deposited with, and registered in the name of, a nominee for a common depositary for the Clearing Systems.

3.2	Availability of Individual Warrant Certificates

If the Issuer is required to deliver Individual Warrant Certificates pursuant to the terms of the Global Warrant Certificate, the Issuer shall promptly arrange for a stock of Individual Warrant Certificates (unauthenticated and with the names of the registered Holders left blank but executed on behalf of the Issuer and otherwise complete) to be made available to the Warrant Registrar. The Issuer shall also arrange for such Global Warrant Certificates and Individual Warrant Certificates as required to enable the Warrant Registrar and the Replacement Agent to perform their respective obligations under Clause 4 (Exchanges of Global Warrant Certificate for Individual Warrant Certificates), Clause 5 (Transfers of Warrants) and Clause 6 (Replacement Warrant Certificates) to be made available to or to the order of the Warrant Registrar and the Replacement Agent from time to time.

3.3	Authority to Authenticate

Each of the Warrant Registrar and the Replacement Agent is authorised by the Issuer to authenticate the Global Warrant Certificate and the Individual Warrant Certificates by the signature of any of its officers or any other person duly authorised for the purpose by the Warrant Registrar or (as the case may be) the Replacement Agent.

3.4	Duties of the Warrant Registrar and the Replacement Agent

The Warrant Registrar and the Replacement Agent shall hold in safe custody all unauthenticated Global Warrant Certificates and Individual Warrant Certificates delivered to it in accordance with Clause 3.2 (Availability of Individual Warrant Certificates) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Global Warrant Certificate (if applicable) and of the Conditions.

4.	EXCHANGES OF GLOBAL WARRANT CERTIFICATE FOR INDIVIDUAL WARRANT CERTIFICATES

If the Global Warrant Certificate becomes exchangeable for Individual Warrant Certificates in accordance with its terms, the Warrant Registrar shall, subject to it having received any certificates required by the terms of the Global Warrant Certificate, authenticate and deliver to each person designated by a Clearing System an Individual Warrant Certificate in accordance with the terms of this Agreement, the Warrant Trust Deed and the Global Warrant Certificate.

5.	TRANSFERS OF WARRANTS

5.1	Maintenance of the Warrant Register

The Warrant Registrar shall maintain in relation to the Warrants a register (the “Warrant Register”), which shall be kept at its Specified Office in accordance with the Conditions and be made available by the Warrant Registrar to the Issuer, each Subsidiary Guarantor, the Warrant Trustee and the other Warrant Agents for inspection and, at the expense of the person making the request, for the taking of copies thereof or extracts therefrom during normal business hours. The Warrant Register shall show the aggregate principal amount, serial numbers and dates of issue of Warrant Certificates, the names and addresses of the initial Holders thereof and the dates of all transfers to, and the names and addresses of, all subsequent Holders thereof, all cancellations of Warrant Certificates and all replacements of Warrant Certificates.

5.2	Registration of transfers in the Warrant Register

Upon receipt of requests for the transfer of Warrants, the Warrant Registrar shall make the necessary entries in the Warrant Register in accordance with the Conditions and Regulations.

5.3	Warrant Transfer Agents to receive requests for transfers of Warrants

Upon receipt of requests for the transfer of Warrants, each of the Warrant Transfer Agents shall assist, if required by the Warrant Registrar, in the issue of new Warrant Certificates to give effect to such transfers in accordance with the Conditions and the Regulations and, in particular, upon any such request being duly made, shall promptly notify the Warrant Registrar of:

5.3.1	the aggregate principal amount of the Warrants to be transferred;

5.3.2	the name(s) and address(es) to be entered on the Warrant Register of the Holder(s) of the new Warrant Certificate(s) to be issued in order to give effect to such transfer; and

5.3.3	the place and manner of delivery of the new Warrant Certificate(s) to be delivered in respect of such transfer and shall forward the Warrant Certificate(s) relating to the Warrants to be transferred (with the relevant form(s) of transfer duly completed) to the Warrant Registrar with such notification.

6.	REPLACEMENT WARRANT CERTIFICATES

6.1	Delivery of replacements

Subject to receipt of replacement Global Warrant Certificates and/or Individual Warrant Certificates (as the case may be), the Replacement Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver a Global Warrant Certificate or Individual Warrant Certificate which the Issuer has determined to issue as a replacement for the Global Warrant Certificate or Individual Warrant Certificate which has been mutilated or defaced or which has been or is alleged to have been destroyed, stolen or lost; provided, however, that a Replacement Agent shall not deliver any Global Warrant Certificate or Individual Warrant Certificate as a replacement for any Global Warrant Certificate or Individual Warrant Certificate which has been mutilated or defaced other than against surrender of the same and shall not issue any replacement Global Warrant Certificate or Individual Warrant Certificate until the applicant has furnished the Replacement Agent with such evidence and indemnity as the Issuer, each Subsidiary Guarantor and/or the Replacement Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

6.2	Replacements to be numbered

Each replacement Global Warrant Certificate or Individual Warrant Certificate delivered hereunder shall bear a unique serial number.

6.3	Cancellation and destruction

Each Replacement Agent shall cancel and destroy each mutilated or defaced Global Warrant Certificate or Individual Warrant Certificate surrendered to it in respect of which a replacement has been delivered.

6.4	Notification

Each Replacement Agent shall, upon request, notify the Issuer, each Subsidiary Guarantor, the other Warrant Agents and the Warrant Trustee of the delivery by it of any replacement Global Warrant Certificate or Individual Warrant Certificate, specifying the serial number thereof and the serial number (if any and if known) of the Global Warrant Certificate or Individual Warrant Certificate which it replaces and confirming (if such is the case) that the Global Warrant Certificate or Individual Warrant Certificate which it replaces has been cancelled and destroyed in accordance with Clause 6.3 (Cancellation and destruction).

7.	EXERCISE OF SUBSCRIPTION RIGHTS

7.1	Exercise Notices

Promptly upon request from time to time, the Issuer will provide the Warrant Agents with copies of the form of Exercise Notice for the time being current.

7.2	Exercise of Subscription Right

Subject as provided herein and in the Conditions, each Warrantholder may exercise the Subscription Right in respect of the whole (and not part) of the face value of a Warrant during the relevant Subscription Period by delivering such Warrant to the Specified Office of any Warrant Agent during such Warrant Agent’s usual business hours, together with a duly completed and signed Exercise Notice (the form of which shall be furnished upon request to any Warrantholder by any Warrant Agent) and such Warrant Agent shall accept delivery on behalf of the Issuer of such Warrant and such duly completed and signed Exercise Notice.

7.3	Exercise of Global Warrant Certificate Subscription Rights

Subscription Rights in respect of Warrants represented by the Global Warrant Certificate shall be exercised in the manner set out in Clause 7.2 (Exercise of Subscription Right), provided, however, that (i) references to “Warrantholders” shall be construed as references to holders of beneficial interests in the Global Warrant Certificate and (ii) the holding of a beneficial interest in the Global Warrant Certificate by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the Global Warrant Certificate is held at such time in respect of which subscription rights are exercised will be advised by such clearing system to the Principal Warrant Agent and the Warrant Registrar.

7.4	Notification by Warrant Agents

Upon the conditions referred to in Clause 7.2 (Exercise of Subscription Right) or, as the case may be, Clause 7.3 (Exercise of Global Warrant Certificate Subscription Rights), being fulfilled, the relevant Warrant Agent shall:

7.4.1	hold the relevant Exercise Notice together with any relevant Warrant Certificate(s) as the agent of the Issuer;

7.4.2	endorse the relevant Exercise Notice with the information specified in the Exercise Notice as to be completed by the relevant Warrant Agent and provide a copy of such completed Exercise Notice to the Issuer as soon as reasonably practicable;

7.4.3	promptly after the Issuer has confirmed in writing the relevant exercise of Subscription Rights, cancel each Individual Warrant Certificate delivered with the Exercise Notice and, in the case of a Warrant Agent other than the Principal Warrant Agent, deliver each Individual Warrant Certificate so cancelled by it to, or to the order of, the Warrant Registrar; and

7.4.4	in the case of exercise of Subscription Rights in relation to Warrants represented by the Global Warrant Certificate, procure that there is noted in the schedule to the Global Warrant Certificate the face value of such Warrants, the remaining face value of the Global Warrant Certificate (which shall be the previous face value thereof less the face value of such Warrants) and procure the signature of such notation on its behalf.

7.5	Identification Codes

Each Exercise Notice and each facsimile transmission sent in respect of an Exercise Notice pursuant to the provisions of this Clause 7 (Exercise of Subscription Rights) by any Warrant Agent shall indicate the identification code designated for such purpose for that Warrant Agent, and shall bear for identification the lowest number previously unused by that Warrant Agent in the sequence of whole numerals starting from one and continuing in uninterrupted sequence upwards. All confirmatory or subsequent communications (regardless of the identity of the sender or the recipient thereof) with regard to such Exercise Notice shall bear the same identifying serial number as well as the identification code of the relevant Warrant Agent.

8.	MISCELLANEOUS DUTIES OF THE WARRANT AGENTS

8.1	Cancellation

The Issuer may from time to time deliver to, or to the order of, the Warrant Registrar Warrant Certificates of which it, the Subsidiary Guarantors or any of their respective Subsidiaries is the Holder for cancellation, whereupon the Warrant Registrar shall cancel the same and shall make the corresponding entries in the Warrant Register.

8.2	Warrants in issue

As soon as practicable (and in any event within three months) after each date on which Warrants fall due for redemption, the Warrant Registrar shall notify the Issuer and the Warrant Trustee of the serial numbers and principal amount of any Warrant Certificates against surrender of which payment has been made and of the serial numbers and principal amount of any Warrant Certificates (and the names and addresses of the Holders thereof) which have not yet been surrendered for payment.

8.3	Forwarding of communications

Each Warrants Agent shall promptly forward to the Issuer and the Subsidiary Guarantors a copy of any notice or communication addressed to the Issuer and/or the Subsidiary Guarantors which is received by such Warrants Agent.

8.4	Maintenance of records

Each of the Warrants Agents shall maintain records of all documents received by it in connection with its duties hereunder and shall make such records available for inspection during normal business hours by the Issuer, the Warrants Trustee and the other Warrants Agents and, in particular the Warrants Registrar shall (a) maintain a record of all Warrants Certificates delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss and replacement and (b) make such records available for inspection during normal business hours by the Issuer, the Warrants Trustee and the other Warrants Agents.

8.5	Publication and delivery of notices

The Warrant Registrar shall, upon and in accordance with the instructions of the Issuer and/or the Warrant Trustee received at least 10 days before the proposed publication date, arrange for the publication and delivery of any notice which is to be given to the Warrantholders and shall supply a copy thereof to each other Warrant Agent, the Warrant Trustee, Euroclear and Clearstream, Luxembourg.

8.6	Documents available for inspection

The Issuer (failing which, the Subsidiary Guarantors) shall provide to each Warrant Agent and the Warrant Trustee:

8.6.1	conformed copies of this Agreement and the Warrant Trust Deed;

8.6.2	such documents as may be specified as so available at the Specified Offices of the Warrant Agents in the Conditions; and

8.6.3	such other documents as may from time to time be required by any stock exchange on which any Warrants may from time to time be listed to be made available at the Specified Office of the Warrant Agent having its Specified Office in the city where the Warrants are listed.

Each of the Warrant Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above and, upon reasonable request of any Warrantholder, at the expense of the person making the request, will allow copies of such documents to be taken by such Warrantholder.

8.7	Forms of Proxy and Block Voting Instructions

The Warrant Registrar shall, at the request of the Holder of any Warrant, make available uncompleted and unexecuted Forms of Proxy and issue Block Voting Instructions in a form and manner which comply with the provisions of Schedule 3 (Provisions for Meetings of the Warrantholders) to the Warrant Trust Deed. The Warrant Registrar shall keep a full record of completed and executed Forms of Proxy received by it and will give to the Issuer and the Warrant Trustee, not less than 24 hours before the time appointed for any meeting or adjourned meeting, full particulars of duly completed Forms of Proxy received by it and of Block Voting Instructions issued by it in respect of such meeting or adjourned meeting.

8.8	No Implicit Duties

Each of the Warrant Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Conditions and no implied duties or obligations shall be read into this Agreement or the Conditions against any of the Warrant Agents.

9.	FEES AND EXPENSES

9.1	Fees

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall pay to the Principal Warrant Agent for the account of the Warrant Agents such fees as are agreed in writing between the Issuer and the Principal Warrant Agent from time to time in respect of the services of the Warrant Agents hereunder (plus any applicable value added tax).

9.2	Review

At the request of the Warrant Agents, the parties to this Agreement may from time to time during the continuance of this Agreement review the fees agreed initially pursuant to Clause 9.1 (Fees) with a view to determining whether the parties can mutually agree upon any changes to such fees.

9.3	Front-end expenses

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall on demand reimburse the Principal Warrant Agent for all expenses properly incurred by it in the negotiation, preparation and execution of this Agreement, and shall on demand reimburse each Warrant Agent for all such expenses (including, without limitation, legal fees properly incurred and any publication, advertising, communication, courier, postage and other out-of-pocket expenses) properly incurred in connection with its services hereunder (plus any applicable value added tax).

9.4	Taxes

The Issuer (failing which, the Subsidiary Guarantors on a joint and several basis) shall pay all stamp, registration and other taxes (other than taxes imposed on or measured by the overall income of any Person other than the Issuer or a Subsidiary Guarantor) and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer and the Subsidiary Guarantors shall indemnify each Warrant Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees properly incurred and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same. All payments by the Issuer or (as the case may be) a Subsidiary Guarantor under this Clause 9 (Fees and Expenses) or Clause 10.4 (Indemnity in favour of the Warrant Agents) shall be made free and clear of, and without withholding or deduction for, any taxes (other than taxes imposed on or measured by the overall income of any Person other than the Issuer or a Subsidiary Guarantor), duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Cayman Islands or the People’s Republic of China or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or (as the case may be) a Subsidiary Guarantor shall pay such additional amounts as will result in the receipt by the relevant Warrant Agent of such amounts as would have been received by it if no such withholding or deduction had been required.

9.5	Obligations to survive

Any outstanding obligations of the Issuer to the Warrant Agents under this Clause 9 (Fees and Expenses) shall survive the termination or expiry of this Agreement and the resignation or removal of any of the Warrant Agents.

10.	TERMS OF APPOINTMENT

10.1	Rights and powers

Each Warrant Agent may, in connection with its services hereunder:

10.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on the Warrant Certificate relating to any Warrant by any person (other than a duly executed form of transfer) or any previous loss or theft thereof, treat the registered Holder of any Warrant as its absolute owner for all purposes and make payments thereon accordingly;

10.1.2	assume that the terms of the Global Warrant Certificate and each Individual Warrant Certificate as issued are correct; and

10.1.3	engage and consult, at the expense of the Issuer with any legal adviser and professional adviser selected by it and rely upon any advice so obtained and each of the Warrant Agents and each of their respective directors, officers, employees and duly appointed agents shall be protected and shall not be liable in respect of any action taken, or omitted to be done or suffered to be taken, in accordance with such advice.

Each Warrant Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. None of the Warrant Agents shall be under any duty to inquire into or investigate the validity, accuracy or content of any such document.

10.2	Extent of duties

Each Warrant Agent shall only be obliged to perform the duties set out herein. No Warrant Agent shall:

10.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer, the Subsidiary Guarantors and the Warrant Trustee; or

10.2.2	be responsible for or liable in respect of the legality, validity or enforceability of the Warrants or any Warrant Certificate (other than in respect of authentication of Warrant Certificates by it in accordance with this Agreement) or any act or omission of any other person (including, without limitation, any other Warrant Agent).

10.3	Freedom to transact

Each Warrant Agent may purchase, hold and dispose of Warrants and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any holders of Warrants or with any other person in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Warrants.

10.4	Indemnity in favour of the Warrant Agents

The Issuer and each Subsidiary Guarantor unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless each Warrant Agent, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice, (b) this Agreement and any other Transaction Documents, or (c) any instruction or other direction upon which a Warrant Agent may rely under this Agreement, as well as the costs and expenses properly incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that a court of competent jurisdiction determines that any such Losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, wilful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of a Warrant Agent or the termination of this Agreement.

10.5	Special Damages and Consequential Loss

Notwithstanding any other term or provision of this Agreement to the contrary, no Warrant Agent shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if that Warrant Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause 10.5 (Special Damages and Consequential Loss) shall survive the termination or expiry of this Agreement or the resignation or removal of any Warrant Agent.

10.6	Illegality

In the event that any Warrant Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by an order or judgment of a court of competent jurisdictions.

10.7	Instruction in writing

Notwithstanding anything to the contrary contained in this Agreement, none of the Warrant Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Issuer unless such instruction, direction or request is delivered to such Warrant Agents in writing. Each of the Warrant Agents may, in connection with its services hereunder rely upon the terms of any notice, communication or other document believed by it to be genuine.

10.8	Force Majeure

Notwithstanding anything to the contrary in this Agreement, no Warrant Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Warrant Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

10.9	Not Liable for Actions

No Warrant Agent shall be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that such Warrant Agent’s gross negligence, wilful misconduct or fraud was the primary cause of any loss to the Issuer.

11.	CHANGES IN WARRANT AGENTS

11.1	Resignation

Any Warrant Agent may retire at any time on giving not less than 30 days’ prior written notice to the Issuer without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Issuer hereby covenants that in the event of a Warrant Agent giving notice under this Clause 11.1 (Resignation) it shall use its best endeavours to procure a new Warrant Agent to be appointed and if the Issuer has not procured the appointment of a new Warrant Agent within 15 days of the expiry of such written notice, the relevant Warrant Agent shall petition any court of competent jurisdiction for its resignation provided that it has notified the Issuer prior to it doing so. If such petition is granted, the relevant Warrant Agent shall notify all parties to this Agreement and the Warrantholders in writing of its resignation.

11.2	Revocation

The Issuer may (with the prior written approval of the Warrant Trustee) revoke the appointment of any Warrant Agent by not less than 30 days’ notice to such Warrant Agent and the Warrant Trustee (with a copy, in the case of a Warrant Agent other than the Principal Warrant Agent, to the Principal Warrant Agent); provided, however, that, in the case of the Warrant Registrar, the Principal Warrant Agent or any Required Warrant Agent, such revocation shall not take effect until a successor has been duly appointed consistently with Clause 11.4 (Additional and Successor Warrant Agents) and previously approved in writing by the Warrant Trustee and notice of such appointment has been given to the Warrantholders.

11.3	Automatic termination

The appointment of any Warrant Agent shall terminate forthwith if (a) such Warrant Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Warrant Agent, (c) such Warrant Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Warrant Agent or the whole or any part of the undertaking, assets and revenues of such Warrant Agent is appointed (or application for any such appointment is made), (e) such Warrant Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Warrant Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Warrant Registrar, the Principal Warrant Agent or any Required Warrant Agent is terminated in accordance with the preceding sentence, the Issuer (acting together) shall forthwith appoint a successor in accordance with Clause 11.4 (Additional and Successor Warrant Agents).

11.4	Additional and Successor Warrant Agents

The Issuer may (with the prior written approval of the Warrant Trustee) appoint a successor principal warrant agent and additional or successor warrant agents and shall forthwith give notice of any such appointment to the continuing Warrant Agents, the Warrantholders and the Warrant Trustee, whereupon the Issuer, the Subsidiary Guarantors, the continuing Warrant Agents, the Warrant Trustee and the additional or successor warrant registrar, principal warrant agent or warrant agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

11.5	Delegation

Each Warrant Agent may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants, and other skilled persons to be selected and retained by it. No Warrant

Agent shall be liable for the acts of such delegates or attorneys, or for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

11.6	Release

Upon any resignation or revocation taking effect under Clause 11.1 (Resignation) or 11.2 (Revocation) or any termination taking effect under Clause 11.3 (Automatic termination), the relevant Warrant Agent shall:

11.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain liable for its obligations incurred prior to the date of such resignation or revocation and shall remain entitled to the benefit of and subject to Clause 9.4 (Taxes), Clause 10 (Terms of Appointment) and Clause 11 (Changes in Warrant Agents));

11.6.2	in the case of the Warrant Registrar, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Warrant Registrar, of the records maintained by it in accordance with Clause 5.1 (Maintenance of the Warrant Register); and

11.6.3	forthwith (upon payment to it of any amount due to it in accordance with Clause 9 (Fees and Expenses) or Clause 10.4 (Indemnity in favour of the Warrant Agents) transfer all moneys and papers (including any unissued Warrant Certificates held by it hereunder and any documents held by it pursuant to Clause 8.6 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

11.7	Merger

Any corporation into which any Warrant Agent or the Warrant Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Warrant Agent is a party or any corporation succeeding to all or substantially all the corporate trust business of such Warrant Agent or the Warrant Trustee be the successor to such Warrant Agent or, as the case may be, the Warrant Trustee without the execution or filing of any papers or any further act on the part of any of the parties hereto.

11.8	Changes in Specified Offices

If any Warrant Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer and the Warrant Trustee has been obtained), it shall give notice to the Issuer (with a copy to the Warrant Trustee and the other Warrant Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Issuer (failing which, the Subsidiary Guarantors) shall at its own expense not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Warrant Agent is to terminate pursuant to any of the foregoing provisions of this Clause 11 (Changes in Warrant Agents) on or prior to the date of such change) give notice thereof to the Warrantholders.

12.	NOTICES

12.1	Addresses for notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

12.1.1	if to the Issuer, to it at:

China Time Share Media Co. Ltd

Dayu Building

No. 312 Long Zhua Shu

Xia Hong Men

Chaoyang District

Beijing 100078

People’s Republic of China

Fax:	+86 10 8769 5795
Attention:	Mr. He Ji Lun

12.1.2	if to a Warrant Agent, to it at the address, telex number or fax number specified against its name in Schedule 2 (Specified Offices of the Warrant Agents) (or, in the case of a Warrant Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department specified therein; and

12.1.3	if to the Warrant Trustee, to it at:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

or, in any case, to such other address, telex number or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

12.2	Effectiveness

Every notice or communication sent in accordance with Clause 12.1 (Addresses for notices) shall be effective if sent by letter or fax, upon receipt by the addressee provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

If the Issuer uses facsimile to notify any Warrant Agent of its intention to exercise the option under Condition 5.2 (Mandatory Exercise) in relation to any Warrants, the Warrant Agent will confirm receipt of any such notification to the Issuer by fax by no later than 12 noon (London time) on the London business day following receipt from the Issuer. In the event the Issuer does not receive such confirmation of receipt from the Warrant Agent, the Issuer will immediately notify the Warrant Agent by telephone of the lack of such confirmation. Until such time as the Issuer has received fax confirmation of receipt from the Warrant Agent, no option exercise notification shall be deemed to have been received by the Warrant Agent, however the Warrant Agent shall be protected and shall incur no liability for acting on such option exercise notification irrespective of whether or not receipt of the same has been confirmed by the Warrant Agent to the Issuer.

The Issuer hereby acknowledges that it is fully ware of the risk associated with transmitting instructions via facsimile, and being aware of these risks authorises any Warrant Agent to accept and act upon any instruction sent to the Warrant Agent in the Issuer’s name or in the name of one or more appropriate authorised signers of the Issuer via facsimile. Any Warrant Agent shall be entitled to the benefit of the provisions of Clause 10.4 (Indemnity in favour of the Warrant Agents) when accepting or acting upon any instructions, communications or documents transmitted by facsimile, and shall not be liable in the event any facsimile transmission is not received, or is mutilated, illegible, interrupted, duplicated, incomplete, unauthorised or delayed for any reason, including (but not limited to) electronic or telecommunications failure.

12.3	Notices to Warrantholders

Any notice required to be given to Warrantholders under this Agreement shall be given in accordance with the Conditions and at the expense of the Issuer; provided, however, that, so long as all the Warrants are represented by the Global Warrant Certificate, notices to Warrantholders shall be given in accordance with the terms of the Global Warrant Certificate.

12.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

13.	LAW AND JURISDICTION

13.1	Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

13.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

13.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4	Rights of the Agents and Warrant Trustee to take proceedings outside England

Clause 13.2 (English courts) is for the benefit of the Warrant Agents and Warrant Trustee only. As a result, nothing in this Clause 13 (Law and jurisdiction) prevents the Warrant Agents or Warrant Trustee from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Warrant Agents and Warrant Trustee may take concurrent Proceedings in any number of jurisdictions.

13.5	Process agent

Each of the Issuer and each Subsidiary Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to CFCP Investment Advisors, Ltd at Landsdowne House, 57 Berkeley Square, London W1J 6ER, United Kingdom (Attention: Heather Mitchell, Legal Counsel) or, if different, its registered office for the time being or at any address of the Issuer or any Subsidiary Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer and the Subsidiary Guarantors, the Issuer and the Subsidiary Guarantors (acting together) shall (a) give written notice of the termination of the acceptance of service of process on behalf of the Issuer and the Subsidiary Guarantors to the Warrant Agents and the Warrant Trustee within 10 days of such termination, (b) appoint a further person in England to accept service of process on its behalf within 20 days of such termination and (c) give written notice of the appointment of a replacement process agent to the Warrant Agents and the Warrant Trustee within 5 days of such appointment. Failing such appointment within 20 days of receipt of written notice from the Issuer and the Subsidiary Guarantors of such termination, any Warrant Agent or the Warrant Trustee shall be entitled (but not obliged) to appoint such a person by written notice addressed to the Issuer and the Subsidiary Guarantors and delivered to the Issuer and the Subsidiary Guarantors. Nothing in this paragraph shall affect the right of any Warrant Agent or the Warrant Trustee to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15.	MODIFICATION

This Agreement may be amended by all of the parties, without the consent of any Warrantholder, either (1) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained in this Agreement or (2) in any manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not be materially prejudicial to the interests of the Warrantholders.

16.	ANTI-MONEY LAUNDERING AND TERRORISM

The Warrant Agents may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or the Warrant Agents’ performance of their obligations under this Agreement. Where possible, the Warrant Agents will endeavour to notify the depositor of the existence of such circumstances. Neither the Warrant Agents nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Warrant Agents or any delegate pursuant to this clause. For the purposes of this clause, the “HSBC Group” means HSBC Holdings pic its subsidiaries and associated companies.”

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

FORM OF EXERCISE NOTICE

To:	[Warrant Agent]

CHINA TIME SHARE MEDIA CO. LTD

(incorporated with limited liability under

the laws of the Cayman Islands)

80 Secured Warrants with a face value of US$100,000 each

EXERCISE NOTICE

(Please read the notes overleaf before completing this Exercise Notice)

Name:	Date:

Address:

Email:	Fax:

Signature*:

Terms used in this Exercise Notice and not otherwise defined have the meanings given to them in the Warrant Agency Agreement dated 19 December 2007 between the Issuer, the Warrant Registrar, the Principal Warrant Agent, the other warrant agents named therein and the Warrant Trustee.

I/We, being the holders of the Warrant(s)/interest in the Global Warrant Certificate (please delete as applicable) specified below, hereby elect to convert the face value of such Warrants as specified below of which I/We are the holders(s) or in which I/we have an interest (as specified below) for such number of Shares as is calculated by dividing the face value of the Warrants by the Warrant Exercise Price or, as the case may be, the No IPO Exercise Price in effect on the Subscription Date, all in accordance with the Conditions.

1.	Total face value and, where applicable, the serial numbers of Warrants to which this notice applies:

Number of Warrants:

Total face value (must be a multiple of US$100,000):

*	Where the Warrants in respect of which this Exercise Notice is given are evidenced by the Global Warrant Certificate, the Exercise Notice need not be signed. In such a case, delivery of the Exercise Notice will constitute confirmation by the beneficial owner of interests in the Warrants to be converted that the information and the representations in the Exercise Notice are true and accurate on the date of delivery.

Serial numbers of Warrants†:

Details of Clearing Systems where Warrants are held: [Euroclear]/[Clearstream, Luxembourg]:

Participant ID:

2.	I/we hereby request that EITHER:

[COMPLETE [A] IN THE CASE OF SHARES TO BE DELIVERED IN UNCERTIFICATED FORM THROUGH EUROCLEAR OR CLEARSTREAM, LUXEMBOURG AND [B] IN THE CASE OF SHARES TO BE DELIVERED IN CERTIFICATED FORM.]

[A] the Shares which are to be delivered as a result of this Exercise Notice be credited to the [Clearing System] account, details of which are set out below:

[Clearing System] Participant ID:

Member Account ID:

Name:

Address:

[B] the certificate(s) for the Shares which are to be delivered as a result of this Exercise Notice be despatched (at my/our risk and, if sent at my/our request otherwise than by ordinary mail, at my/our expense) to the person whose name and address is given below and in the manner specified below:

Name:

Address:

Manner of despatch:

I/We hereby certify that at the time of execution and deposit of this Exercise Notice I/we or the person who has the beneficial interest in the Warrants specified above is/are (i) a “qualified institutional buyer” (within the meaning of Rule 144A (“Rule 144A”) under the US Securities Act of 1933) or (ii) not in the United States (within the meaning of Regulation S (“Regulation S”) under the US Securities Act of 1933) and that I/we, or such person, purchased such Warrants, or the beneficial interest therein, in a transaction made in accordance with Rule 144A or, as the case may be, Rule 903 or Rule 904 of Regulation S.‡

†	Not required for Warrants evidenced by Global Warrant Certificate.
‡	No Shares will be issued to a Warrantholder unless the Warrantholder satisfies the foregoing conditions.

Warrants

(1)	This Exercise Notice will be void unless the introductory details and Sections 1 and 2 are duly completed.

(2)	Your attention is particularly drawn to Condition 5 (Subscription Right) through to Condition 9 (Fractions) of the Warrants with respect to the conditions relating to the exercise of the Subscription Rights under the Warrants.

(3)	This Exercise Notice may be completed by or on behalf of an accountholder of Euroclear or Clearstream, Luxembourg (or any clearing system in which the relevant Warrant is held at such time) which has an interest in Such Warrant.

(4)	The holding of an interest in a Warrant by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the relevant Warrant is held in respect of which Subscription Right are being exercised will be confirmed by the Principal Warrant Agent with the relevant clearing system.

The following to be completed by the Warrant Agent:

(A)	Subscription exercise identification reference:

(B)	Date of delivery of Exercise Notice to Warrant Agent:

(C)	Aggregate face value of Warrants deposited for exercise of Subscription Rights represented by the Global Warrant Certificate:

SCHEDULE 2

SPECIFIED OFFICES OF THE WARRANT AGENTS

The Warrant Registrar:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Principal Warrant Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

The Warrant Agent:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Fax:	+852 2801 5586
Attention:	Corporate Trust and Loan Agency

Warrant Agency Agreement

SIGNATURES

The Issuer

CHINA TIME SHARE MEDIA CO. LTD

By:	/s/ He Ji Lun

The Warrant Registrar, the Principal Warrant Agent, the Warrant Transfer Agent and the Warrant Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

The Warrant Trustee

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Warrant Agency Agreement

SIGNATURES

The Issuer

CHINA TIME SHARE MEDIA CO. LTD

By:

The Warrant Registrar, the Principal Warrant Agent, the Warrant Transfer Agent and the Warrant Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W TAM	Eva T W TAM 3266

The Warrant Trustee

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Eva T W TAM	Eva T W TAM 3266